Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of February 24, 2010 by and among Across America Real Estate Exchange, Inc., a Colorado corporation (“AAEX”), AAEX Acquisition Corp., a Colorado corporation and wholly-owned subsidiary of AAEX (“Merger Sub”), and Accredited Members, Inc., a Colorado corporation (“AMI”).  Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.1 hereof.

WHEREAS, AAEX and AMI entered into a Proposed Summary of Terms effective December 10, 2009 setting out the terms by which AAEX would acquire all of the issued shares of AMI by way of a merger of Merger Sub with and into AMI;

WHEREAS, the Board of Directors of AMI (“AMI Board”) has unanimously (a) determined that it is in the best interests of AMI and its stockholders, and declared it advisable, to enter into this Agreement with AAEX and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption and approval of this Agreement by the stockholders of AMI;

WHEREAS, the Board of Directors of AAEX (the “AAEX Board”) has unanimously (a) determined that the Merger is consistent with and in furtherance of the long-term business strategy of AAEX and fair to, and in the best interests of, AAEX and its stockholders and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and (b) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the stockholders of AAEX vote to approve the issuance of shares of common stock, par value $0.001 per share, of AAEX (“AAEX Common Stock”) to the stockholders of AMI pursuant to the terms of the Merger (the “Share Issuance”);

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1
THE MERGER

1.1  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Colorado Business Corporation Act (the “CBCA”), at the Effective Time, (a) Merger Sub will merge with and into AMI (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and AMI will continue its corporate existence under the CBCA as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2  Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Mountain time, on February 24, 2010. The Closing shall be held at the offices of Burns Figa & Will, PC, 6400 S. Fiddlers Green Circle, Suite 1000, Greenwood Village, CO, 80111, unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date”.

1.3  Effective Time.  Subject to the provisions of this Agreement, at the Closing, AMI, AAEX and Merger Sub will cause Articles of Merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Colorado in accordance with the relevant provisions of the CBCA. The Merger will become effective at such time as the Articles of Merger has been duly filed with the Secretary of State of the State of Colorado or at such later date or time as may be agreed by AMI and AAEX in writing and specified in the Articles of Merger in accordance with the CBCA (the effective time of the Merger being referred to herein as the “Effective Time”).

1.4  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the CBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of AMI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of AMI and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5  Articles of Incorporation; By-laws.  At the Effective Time, (a) the articles of incorporation of AMI as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of AMI as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

1.6  AMI Directors and Officers.  The directors of AMI immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.  The officers of AMI immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

1.7  AAEX Officers and Directors.  As promptly as possible after the Effective Time, and consistent with all applicable regulatory requirements, AAEX shall take all such action as may be necessary (i) to cause the number of directors comprising the AAEX Board as of the Effective Time to be increased to two, with Brian L. Klemsz continuing to serve as a director until the next annual election of directors, (ii) to cause JW Roth  to be appointed to the AAEX Board as of the Effective Time, to serve until the next annual election of directors of AAEX; and (iii) within 15 days after the Effective Time, provided AAEX has complied with any regulatory filings and/or mailings related to a change in the majority of directors, to cause the Board to be increased to four members, with the two additional persons appointed to the AAEX Board to be David Lavigne and Delray Wannemacher to serve until the next annual election of directors of AAEX. Messrs. Roth, Lavigne and Wannemacher are referred to collectively as the “AMI Designated Directors.”

ARTICLE 2
EFFECT OF THE MERGER ON CAPITAL STOCK

2.1  Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of AAEX, Merger Sub or AMI or the holder of any capital stock of AAEX, Merger Sub or AMI:

(a)
Cancellation of Certain AMI Common Stock.  Each share of AMI Common Stock (each, a “Share” and collectively, the “Shares”) that is owned by AAEX, Merger Sub or AMI (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries (if any) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)
Conversion of AMI Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 2.1(a), will be converted into the right to receive the number of shares of AAEX Common Stock (the “Merger Consideration”) equal to the Exchange Ratio.  The Exchange Ratio is 2.603.

(c)
Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding and all Shares will be cancelled and retired and will cease to exist, and, subject to Section 2.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.2 hereof.

(d)
Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.2  Payment.

(a)
Prior to the Effective Time, AAEX shall appoint an exchange agent reasonably acceptable to AMI (the “Exchange Agent”) to act as the agent for the purpose of delivering the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the Shares (the “Book-Entry Shares”). On and after the Effective Time, AAEX shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, certificates of AAEX Common Stock representing the aggregate Merger Consideration that is issuable in respect of all of the Shares represented by the Certificates and the Book-Entry Shares (the “Exchange Fund”) in amounts and at the times necessary for such issuance. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under Section 3.1(b), AAEX shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional certificates with the Exchange Agent sufficient to make all issuances required under this Agreement, and AAEX and the Surviving Corporation shall in any event be liable for the payment thereof. The Exchange Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the delivery to former AMI Stockholders of the Merger Consideration.  Promptly after the Effective Time, AAEX shall cause the Exchange Agent to send to each record holder of Shares at the Effective Time AAEX Common Stock representing the Merger Consideration payable to each such holder of Shares.

(b)
Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of AMI Common Stock represented by a Certificate or Book-Entry Share.  At the Effective Time pursuant to the provisions of this Article 2, each Certificate or Book-Entry Share shall immediately be deemed to have been cancelled without further action by any party.

(c)
No fractional shares of AAEX Common Stock shall be issued.  If the aggregate number of shares of AAEX Common Stock that a holder of AMI Common Stock is entitled to receive pursuant to Section 3.1 is (i) a fractional share representing 0.5 or more of a share, the number of shares of AAEX Common Stock such holder is entitled to receive will be rounded up to the next whole number or (ii) a fractional share representing less than 0.5 of a share, the number of shares of AAEX Common Stock such holder is entitled to receive will be rounded down to the next whole number and no additional compensation will be paid to in respect of such fractional share.

(d)
The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into AAEX Common Stock or AMI Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to AAEX Common Stock or AMI Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)
All Merger Consideration issued upon the conversion of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares formerly represented by a Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation.

(f)
Any portion of the Exchange Fund that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to AAEX, upon demand, and any former holder of Shares shall thereafter look only to AAEX for issuance of the Merger Consideration. Notwithstanding the foregoing, AAEX shall not be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by holders of Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of AAEX free and clear of any claims or interest of any Person previously entitled thereto.

2.3  No Appraisal Rights.  No appraisal rights shall be available to holders of shares of AMI Common Stock in connection with the Merger unless required by Section 7-113-102 of the CBCA.

2.4  Withholding Rights. Each of the Exchange Agent, AAEX, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, AAEX, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, AAEX, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.5  AMI Options.  All options to acquire shares of AMI Common Stock (collectively, “AMI Options”) outstanding, if any, whether or not exercisable and whether or not vested, at the Effective Time, shall remain outstanding following the Effective Time.  At the Effective Time, the AMI Options shall, by virtue of the Merger and without any further action on the part of AMI or the holder thereof, be substituted or assumed by AAEX in such manner that Section 424(a) of the Code or the treatment under Treasury Regulation 1.409A - 1(b)(v)(D) so provides or permits such treatment.  From and after the Effective Time, all references to AMI in all agreements evidencing the AMI Options, or any plans pursuant to which the AMI Options were issued “AMI Plans”), shall be deemed to refer to AAEX, which shall have assumed the AMI Options and AMI Plans as of the Effective Time by virtue of this Agreement and without any further action.  Each AMI Option assumed by AAEX (each, a “Substitute Option”) shall be exercisable upon the same terms and conditions as under the applicable agreement evidencing the AMI Options and AMI Plans, to the extent applicable, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of AAEX Common Stock (rounded down to the nearest whole share) equal to the number of shares of AMI Common Stock subject to such AMI Option multiplied by the Exchange Ratio; and (B) the exercise price per share of AAEX Common Stock shall be an amount equal to the exercise price per share of AMI Common Stock subject to such AMI Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent).  Such Substitute Option shall otherwise be subject to the same terms and conditions as such AMI Option.  As soon as practicable after the Effective Time, AAEX shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section 2.5 after giving effect to the Merger).  AAEX shall comply with the terms of all such Substitute Options.  AAEX shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AAEX Common Stock for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.5.  As soon as practicable after the Effective Time, the shares of AAEX Common Stock subject to Substitute Options will be covered by an effective registration statement on Form S-8 (but only to the extent such Substitute Options so qualify), or any successor form, or another appropriate form, and AAEX shall use its reasonable efforts to maintain the effectiveness of such registration statements for so long as Substitute Options remain outstanding.    On or after the date of this Agreement and prior to the Effective Time, each of AAEX and AMI shall take all necessary action such that, with respect to each member of the AMI Board and each employee of AMI that is subject to Section 16 of the Exchange Act, the acquisition by such person of AAEX Common Stock or Substitute Options in the Merger and the disposition by any such person of AAEX Common Stock, AMI Common Stock or AMI Options pursuant to the transactions contemplated by this Agreement shall be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

2.6  Warrants and Other Rights.  AAEX and AMI shall cause outstanding warrants or other rights to acquire shares of AMI Common Stock to be exchanged at the Effective Time for warrants or other rights to acquire shares of AAEX Common Stock.  Each AMI Right so exchanged (each, a “Substitute Right”) shall be exercisable upon the same terms and conditions as under the applicable agreement evidencing the AMI Right, except that (A) each such Substitute Right shall be exercisable for, and represent the right to acquire, that whole number of shares of AAEX Common Stock (rounded to the nearest whole share) equal to the number of shares of AMI Common Stock subject to such AMI Right multiplied by the Exchange Ratio; and (B) the exercise price per share of AAEX Common Stock shall be an amount equal to the exercise price per share of AMI Common Stock subject to such AMI Right in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded downward to the nearest full cent).   AAEX shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AAEX Common Stock for delivery upon exercise of Substitute Rights pursuant to the terms set forth in this Section 2.6.

ARTICLE 3
AMI REPRESENTATIONS AND WARRANTIES

3.1  AMI Representations and Warranties.  Except as set forth in the correspondingly numbered section of the disclosure letter delivered to AAEX by AMI on the date of this Agreement, AMI represents and warrants to AAEX as follows:

(a)	AMI is a corporation duly organized and validly existing under the laws of the State of Colorado and is in good standing;

(b)	AMI has no subsidiaries;

(c)	as of the date hereof:

(i)
the authorized capital of AMI consists of 50,000,000 shares of AMI common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.  As of February 23, 2010, 9,817,138 shares of AMI common stock and no preferred shares in the capital of AMI were issued and outstanding; and

(ii)
AMI has options, warrants or other convertible securities issued or outstanding as follows: (i) 690,000 options; (ii) 400,000 shares underlying a single warrant; and (iii) 791,666 shares underlying convertible notes ($237,500 principal amount converted at $0.30/share).

(b)
immediately prior to the Effective Time, AMI will have 9,817,138 common shares issued and outstanding.  Options to acquire an additional 690,000 AMI shares will be exchanged at the Effective Time for options to acquire AAEX Common Stock pursuant to Section 6. Warrants to acquire an additional 400,000 AMI shares will be exchanged at the Effective Time for warrants to acquire AAEX Common Stock. Convertible Notes to acquire an additional 791,666 AMI shares will be amended at the Effective Time such that the Convertible Notes may be converted to acquire AAEX Common Stock.

(c)
the AMI Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability,  (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger;  and (iv) directed that this Agreement and the transactions contemplated hereby be submitted for consideration and approval by the Company’s stockholders via consent minutes in lieu of a meeting, such minutes to be executed by a majority of the votes entitled to be cast at a meeting held for the purpose of approving the Agreement and the Merger.

(d)
AMI has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by AMI and the consummation by AMI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of AMI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by written consent in lieu of a meeting by the holders of a majority of the then-outstanding shares of AMI Common Stock and the filing and recordation of appropriate merger documents as required by the CBCA); this Agreement has been duly and validly executed and delivered by AMI and, assuming the due authorization, execution and delivery by AAEX and Merger Sub, constitutes a legal, valid and binding obligation of AMI, enforceable against AMI in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity. To the knowledge of AMI, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement;

(e)
neither the execution and delivery of this Agreement nor the consummation of the Merger will conflict with, result in a breach of or accelerate the performance required by any agreement to which AMI is a party, or any Law, rules or regulations to which AMI or its properties is subject;

(f)
there are no undisclosed actions, suits or proceedings, pending or, to the knowledge of AMI, threatened against AMI at Law or in equity, or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign (“Governmental Authority”), and AMI is not aware of any existing grounds on which any action, suit or proceeding might be commenced with any reasonable likelihood of success;

(g)
the audited financial statements of AMI as at and for the 12 months ended December 31, 2009 have been prepared in accordance with generally accepted accounting principles, are true, correct and complete in all material respects and present fairly the financial condition of AMI as at the end of such period;

(h)
AMI is not subject to any cease trade or other order of any applicable stock exchange or securities regulatory authority and, to the knowledge of AMI, no investigation or other proceedings involving AMI are currently in progress or pending before any applicable stock exchange or securities regulatory authority;

(i)	AMI does not have any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in its Financial Statements;

(j)
there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of AMI, threatened against AMI before any court, regulatory or administrative agency or tribunal;

(k)	AMI is not, and as at closing, will not be, in default or in breach of any material contract, agreement or like commitment;

(l)
AMI have good and marketable title to all of the material property or assets listed on the Financial Statements, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the Financial Statements, and no other property rights are necessary for the conduct of the business of AMI as currently conducted or contemplated to be conducted, AMI knows of no claim or basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights;

(m)
any and all of the agreements and other documents and instruments pursuant to which AMI hold its property and assets (including any interest in, or right to earn an interest in, any property), directly or indirectly, are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, and none of AMI or its subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, and there has been no material default under any lease, licence or claim pursuant to which AMI or its subsidiaries derive an interest in such property or assets and all taxes required to be paid with respect to such properties and assets to the date hereof have been paid.  The interests of, or rights of AMI to earn an interest in, any property are not subject to any right of first refusal, purchase, acquisition, back-in or other similar rights which are not disclosed in the AMI Documents;

(n)
AMI has conducted and is conducting its business in compliance in all material respects with all applicable environmental protection legislation, regulations or by-laws or other similar Laws, by-laws, rules and regulations or other lawful requirements of each jurisdiction in which its business is carried.

(o)
AMI owns or possesses sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights reasonably necessary to conduct its business. To AMI’s knowledge, none of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or any of its officers, directors or employees or otherwise in violation of the rights of any persons.

ARTICLE 4
AAEX AND MERGER SUB REPRESENTATIONS AND WARRANTIES

4.1  AAEX Representations and Warranties.  Except as set forth in the correspondingly numbered section of the disclosure letter delivered to AMI by AAEX on the date of this Agreement, AAEX and Merger Sub each represent and warrant to AMI as follows subject to the disclosure schedule delivered to AMI herewith:

(a)	Each of AAEX and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Colorado and:

(i)	AAEX is not in material default of its continuous disclosure obligations under any applicable securities laws;

(ii)	Each of AAEX and Merger Sub it is in good standing; and

(iii)	The common shares of AAEX are quoted on the NASD Over the Counter Bulletin Board (the “OTCBB”);

(b)	AAEX has no subsidiaries, except for Merger Sub;

(c)	as of the date hereof:

(i)
the authorized capital of AAEX consists of 50,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.10 per value per share.  As of February 23, 2010, 3,100,000 shares of AAEX common stock and no shares of AAEX preferred stock were issued and outstanding;

(ii)
AAEX has 200,000 warrants issued and outstanding to Safe Harbor I, LLC, exercisable at a price of $0.01 per share subject to adjustment, for a period of five years from the date of issuance. Otherwise, AAEX has no options, warrants or other convertible securities issued or outstanding; and

(iii)
the authorized capital of Merger Sub consists of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock.  As of the date of this Agreement, 100 shares of common stock in the capital of Merger Sub were issued and outstanding; and

(iv)	Merger Sub has no options, warrants or other convertible securities issued or outstanding;

(d)
the AAEX common shares issuable pursuant to the Merger will, upon their issuance, be validly issued and outstanding, fully paid and non-assessable common shares of AAEX and will form part of a class of shares that is quoted on the OTCBB at the Effective Time.;

(e)
the AAEX Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the Share Issuance are fair to and in the best interests of AAEX and its stockholders, and (ii) approved this Agreement, the Merger and the Share Issuance. No approval of the AAEX stockholders is required for the Share Issuance.

(f)
Each of AAEX and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by AAEX and Merger Sub and the consummation by AAEX and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of AAEX or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the CBCA); this Agreement has been duly and validly executed and delivered by AAEX and Merger Sub and, assuming due authorization, execution and delivery by AMI, constitutes a legal, valid and binding obligation of each of AAEX and Merger Sub, enforceable against each of AAEX and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity);

(g)
neither the execution and delivery of this Agreement nor the consummation of the Merger will conflict with, result in a breach of or accelerate the performance required by any agreement to which AAEX is a party, or any Law, rules or regulations to which AAEX or its properties is subject;

(h)
all consents, approvals, permits, authorizations or filings as may be required for the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been or will, prior to Closing, be made or obtained, as applicable;

(i)
AAEX has conducted and is conducting its business in material compliance with all applicable laws and regulations of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits;

(j)
there are no undisclosed actions, suits or proceedings, pending or, to the knowledge of AAEX, threatened against AAEX, at Law or in equity, or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign (“Governmental Authority”), and AAEX is not aware of any existing grounds on which any action, suit or proceeding might be commenced with any reasonable likelihood of success;

(k)
the audited financial statements of AAEX for the year ended December 31, 2009 have been prepared in accordance with generally accepted accounting principles (except as required to comply with SEC reporting obligations), are true, correct and complete in all material respects and present fairly the financial condition of AAEX as at the end of such periods;

(l)
AAEX is not subject to any cease trade or other order of any applicable stock exchange or securities regulatory authority and, to the knowledge of AAEX, no investigation or other proceedings involving AAEX which may operate to prevent or restrict trading of any securities of AAEX are currently in progress or pending before any applicable stock exchange or securities regulatory authority;

(m)	AAEX does not have any material liability or obligation, whether accrued, absolute, contingent or otherwise, not reflected in its latest publicly-disclosed financial statements;

(n)
there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of AAEX, threatened against AAEX before any court, regulatory or administrative agency or tribunal;

(o)
AAEX has filed with the securities regulatory authorities, stock exchanges and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any schedules included therein, are referred to in this subsection as the “AAEX Documents”).  The AAEX Documents, at the time filed or, if amended, as of the date of such amendment: (i) did not contain any misrepresentation (as defined or interpreted by securities regulatory authorities) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, not misleading; and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all securities regulatory authorities having jurisdiction over AAEX, except where such non-compliance has not had and would not reasonably be expected to have a material adverse effect on AAEX.  AAEX has not filed any confidential material change or other report or other document with any securities regulatory authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential;

(p)	AAEX is not, and as at Closing, will not be, in default or in breach of any material contract, agreement or like commitment;

(q)
AAEX has good and marketable title to all of the material property or assets thereof to the extent described in the AAEX Documents, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the AAEX Documents, and no other property rights are necessary for the conduct of the business of AAEX as currently conducted or contemplated to be conducted, AAEX knows of no claim or basis for any claim that might or could adversely affect the right thereof to use, transfer or otherwise exploit such property rights, and except as disclosed in the AAEX Documents;

(r)
any and all of the agreements and other documents and instruments pursuant to which AAEX and its subsidiaries hold their property and assets (including any interest in, or right to earn an interest in, any property), directly or indirectly, are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, and none of AAEX or its subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged, and such properties and assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, and there has been no material default under any lease, licence or claim pursuant to which AAEX or its subsidiaries derive an interest in such property or assets and all taxes required to be paid with respect to such properties and assets to the date hereof have been paid. The interests of, or rights of AAEX and its subsidiaries to earn an interest in, any property are not subject to any right of first refusal, purchase, acquisition, back-in or other similar rights which are not disclosed in the AAEX Documents;

(s)
each of AAEX and its subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable environmental protection legislation, regulations or by-laws or other similar laws, by-laws, rules and regulations or other lawful requirements of each jurisdiction in which its business is carried;

(t)	no regulatory authority having jurisdiction has issued any order preventing or suspending trading of any currently outstanding securities of AAEX; and

(u)
Merger Sub has not conducted any business prior to the date hereof and has, and at the Effective Time will have, no assets liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger.

ARTICLE 5
ACCESS TO INFORMATION; COVENANTS

5.1  Access to Information.  Each of AMI and AAEX hereby agree to continue allowing the other party and its agents and advisors, until the closing of the Merger, all reasonable access to their (and their subsidiaries’) respective files, books, records, properties, assets, operations, personnel and offices and will provide the other party with any and all information reasonably requested relating to taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition, results of operations, business and prospects (including forecasts and projections) and will cause its accountants, agents and other advisers to cooperate with the other party and its agents in making all such information available.

5.2  Approvals.  AMI and AAEX covenant and agree to use all reasonable commercial efforts to obtain as soon as practicable any required regulatory and stockholder approvals.

5.3  Interim Covenants.  Except as disclosed in the disclosure schedule attached hereto, each of AMI and AAEX agrees that from the date hereof until completion of the Merger or termination of this Agreement it will:

(a)	operate its business in the ordinary course;

(b)	comply with all requirements which applicable Law may impose on it with respect to the Merger;

(c)
promptly advise the other party (i) of any event that would render any representation or warranty given by it (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the date of the closing of the Merger, untrue or inaccurate in any material respect, (ii) of any material adverse change in respect of its business, affairs, operations and financial condition, and (iii) of any material breach by it of any covenant or agreement contained herein;

(d)
use best efforts to obtain all waivers, consents and approvals from other parties to loan agreements, leases or other contracts or from such applicable governmental or regulatory bodies required to be obtained by it to consummate the transactions contemplated hereby;

(e)
cause the current insurance (or re-insurance) policies to not be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or grater than coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f)	incur or commit to incur capital expenditures only in the ordinary course of business consistent with past practice and with the prior written consent of the other party;

(g)
not alter its authorized capital, or issue (other than on exercise of presently outstanding convertible options or warrants or the conversion of presently outstanding notes) or reach any agreement or understanding with any other party to issue any securities of it without the prior written consent of the other party;

(h)	not amend its Articles of Incorporation or Bylaws;

(i)
not reorganize, amalgamate or merge with any other person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing any of the voting securities or any of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

(j)
not purchase, sell, transfer, lease or dispose of any assets other than in the ordinary course of business consistent with past practice, or enter into, modify or amend any material agreement other than in the ordinary course of business without the prior written consent of the other party;

(k)	not incur or become liable upon any indebtedness in respect of the obligation of any other person;

(l)	not mortgage, charge, pledge or encumber or agree to mortgage, charge, pledge or encumber any of its property;

(m)
not (i) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in its financial statements, (ii) grant any waiver, exercise any option or relinquish any contractual rights, or (iii) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(n)	not declare a dividend, including a declaration of dividends for the purpose of effecting a share subdivision, or make any payment or distribution to stockholders;

(o)
not establish or amend any collective bargaining, bonus, profit sharing, compensation, stock option, stock ownership, stock compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees other than in the ordinary course of business;

(p)
not make any changes to existing accounting or material business practices except as required by applicable Law or required by generally accepted accounting principles or make any material tax election inconsistent with past practice; and

(q)	cooperate and assist the other party in such other ways to the extent practicable to implement the Merger on the terms set forth herein.

5.4  AAEX Board.   As promptly as possible after the Effective Time, and consistent with all applicable regulatory requirements, AAEX shall take all such action as may be necessary (i) to cause the number of directors comprising the AAEX Board as of the Effective Time to be increased to two, with Brian L. Klemsz continuing to serve as a director until all necessary regulatory filings and satisfaction of any mailing requirements related thereto, (ii) to cause JW Roth to be appointed to the AAEX Board as of the Effective Time, to serve until the next annual election of directors of AAEX; and (iii) to cause the remaining Designated Directors to be appointed to the AAEX Board upon completion of all necessary regulatory filings and satisfaction of any mailing requirements related thereto, each of whom will serve until the next annual election of directors of AAEX.

5.5  AAEX Name Change.  As promptly as possible on or after the Effective Time, and consistent with all applicable regulatory requirements, AAEX will effect a name change of AAEX to Accredited Members Holding Corporation or such similar name as may be approved by the Colorado Secretary of State.

5.6  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of AMI or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of AMI or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of AMI acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under applicable Laws with respect to the Merger and the other transactions contemplated hereby  and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the AMI or AAEX as are necessary for the consummation of the Merger and the other transactions contemplated hereby.

5.7  Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.  Following the Effective Time, neither the Surviving Corporation, AAEX nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

5.8  Indemnification.  AAEX agrees that all rights to indemnification existing as of the date of this Agreement for acts or omissions occurring on or prior to the Effective Time in favor of the directors or officers of AMI as provided in its articles of incorporation and by-laws or in written contracts in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect until the earlier of the expiration of the applicable statute of limitations with respect to any claims against directors or officers of AMI arising out of such acts or omissions and the sixth anniversary of the Effective Date.

ARTICLE 6
CONDITIONS

6.1  Mutual Conditions.  Completion of the Merger is subject to the fulfilment, or waiver by the party entitled to the benefit of the condition, of the conditions precedent set forth in this Article 7.  The parties hereto will use all reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in this Article 6, and will use all commercially reasonable efforts to complete the Merger as promptly as possible.

The obligations of AMI and AAEX to complete the Merger will be subject to the following conditions precedent:

(r)	this Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of AMI in accordance with the CBCA and AMI’s Articles of Incorporation;

(s)	receipt of all required consents and approvals to the Merger;

(t)
no provision of any applicable Law shall be in effect, and no judgment, injunction, order or decree shall have been entered since the date of this Agreement and shall be in effect, that makes the Merger illegal or otherwise restrains, enjoins or otherwise prohibits the consummation of the Merger, except where the violation of such Law, judgment, injunction, order or decree that would occur if the Merger were consummated would not have a material adverse effect on AMI or a material adverse effect on AAEX.

6.2  Additional Conditions to the Obligations of AAEX.

AAEX’s obligations to complete the Merger will be subject to the following conditions precedent:

(a)	the representations and warranties of AMI in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at the time of closing of the Merger,

(b)	AMI shall have complied and duly performed in all material respects with its covenants in this Agreement;

(c)	the board of directors of AMI shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by AMI to permit the completion of the Merger; and

(d)
there shall have been no adverse material change in the business and affairs of AMI, or any event, occurrence or development which would materially and adversely affect the ability of AMI to complete the Merger.

6.3  Additional Conditions to the Obligations of AMI.

AMI’s obligation to complete the Merger will be subject to the following conditions precedent:

(a)	the representation and warranties of AAEX in this Agreement shall be true and correct in all material aspects as of the date of this Agreement and at the time of closing of the Merger;

(b)	AAEX shall have complied and duly performed in all material respects with its covenants in this Agreement;

(c)	the board of directors of AAEX shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by AAEX to permit the completion of the Merger;

(d)
there shall have been no adverse material change in the business and affairs of AAEX, or any event, occurrence, or development which could materially and adversely affect the ability of AAEX to complete the Merger.

ARTICLE 7
TERMINATION

7.1  Termination.  This Agreement may be terminated:

(a)	by the mutual consent of AMI and AAEX (without the need for any action on the part of their respective stockholders);

(b)	by AMI if the AMI stockholders shall not have approved the Merger by the requisite vote by written consent prior to the Closing Date;

(c)	upon notice by one party to the other:

(i)
if the Merger has not been completed by  June 30, 2010, except that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfil any of its obligations has been a significant cause of, or resulted in, the failure of the Merger to be completed by  June 30, 2010; or

(ii)
if there shall be passed any Law or regulation that makes consummation of the transaction contemplated herein illegal or otherwise prohibited or if any injunction, order or decree enjoining AMI or AAEX from consummating the transactions contemplated herein is entered and such injunction, order or decree has become final and without right of appeal;

(d)	upon notice by AMI to AAEX if any condition for the benefit of AMI set forth in Article 6 (including mutual conditions) has not been satisfied or waived by AMI; or

(e)	upon notice by AAEX to AMI if any condition for the benefit of AAEX set forth in Article 6 (including mutual conditions) has not been satisfied or waived by AAEX.

ARTICLE 8
GENERAL

8.1  Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

 “Agreement” has the meaning assigned to it in the Recital.

“Book-Entry Shares” has the meaning assigned to it in Section 3.2(a).

 “Closing” has the meaning assigned to it in Section 2.2.

“Closing Date” has the meaning assigned to it in Section 2.2.

“Certificate” has the meaning assigned to it in Section 3.1(c).

“Commission” means the U.S. Securities and Exchange Commission.

“Articles of Merger” has the meaning assigned to it in Section 2.3.

“CBCA” has the meaning assigned to it in Section 2.1.

“Dissenting Shares” has the meaning assigned to it in Section 3.3.

“AMI” has the meaning assigned to it in the Recital.

 “Effective Time” has the meaning assigned to it in Section 2.3.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning assigned to it in Section 3.2(a).

“Exchange Fund” has the meaning assigned to it in Section 3.2(a).

“Expenses” has the meaning assigned to it in Section 6.4.

“Governmental Authority” has the meaning assigned to it in Schedules “A”(i) and “B”(i).

“Law” means any federal, national, supranational, state, provincial, local or similar constitution, statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Merger” has the meaning assigned to it in Section 2.1.

“Merger Sub” has the meaning assigned to it in the Recital.

“Merger Consideration” has the meaning assigned to it in Section 3.1.

“AAEX” has the meaning assigned to it in the Recital.

“AAEX Documents” has the meaning assigned to it in Section 4.1(o).

 “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Recipient” has the meaning assigned to it in Section 4.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” and “Shares” have the meaning assigned to them in Section 3.1(a).

“Surviving Corporation” has the meaning assigned to it in Section 2.1.

“Third Party” has the meaning assigned to it in Section 4.7.

8.2  Binding Agreement.  This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.3  Time.  Time is of the essence of this Agreement.

8.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Colorado.

8.5  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

8.6  Confidentiality. Neither AAEX nor AMI shall make any public announcement concerning the Merger or related negotiations without the other party’s prior written approval, except as may be required by Law or rule of any stock exchange or quotation system.  If such an announcement is required by Law or rule of any stock exchange or quotation system, the party required to make the announcement shall inform the other party of the contents of the announcement proposed to be made and shall use its reasonable efforts to obtain the other party’s approval for the announcement, which approval may not be unreasonably withheld.

8.7  Interpretation; Construction.

(a)
The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the disclosure letter delivered with this Agreement.

(b)
The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.8  Notice. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.8):

If to AAEX or Merger Sub, to:	123 North College Ave, Suite 200 Fort Collins, CO 80524 Facsimile: 970-482-6139 Email: brian@bohemiancompanies.com Attention: Brian L. Klemsz, President
with a copy (which will not constitute notice to AAEX or Merger Sub) to:	David Wagner & Associates, P.C. 8400 East Prentice Ave. Penthouse Suite Greenwood Village, CO 80111 Facsimile: 303-409-7660 Email: dwaa2000@yahoo.com Attention: David Wagner
If to AMI, to:	Accredited Members, Inc. 7660 Goddard Street, Suite 100 Colorado Springs, CO 80920 Facsimile: Email: jwroth@accreditedmembers.com Attention: JW Roth
with a copy (which will not constitute notice to AMI) to:	Burns Figa & Will, PC 6400 S. Fiddlers Green Circle, Suite 1000 Greenwood Village, CO 80111 Facsimile: 303-796 2626 Email: tmehringer@bfw-law.com Attention: Theresa M. Mehringer or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

8.9  Entire Agreement.  This Agreement (including the Exhibits to this Agreement) and the disclosure schedules to be delivered with this Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the disclosure schedules (other than an exception expressly set forth as such disclosure schedules), the statements in the body of this Agreement will control.

8.10  Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.11  Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.12  Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

8.13  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breached of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Colorado or any Colorado state court, in addition to any other remedy to which they are entitled at Law or in equity.

8.14  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 4.10 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

8.15  Counterparts.  This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

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IN WITNESS WHEREOF, AMI, AAEX and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACCREDITED MEMBERS, INC.

Per:	/s/ Kent Kiefer
Name:	Kent Kiefer
Title:	Chief Executive Officer

ACROSS AMERICA REAL ESTATE EXCHANGE, INC.

Per:	/s/ Brian L. Klemsz
Name:	Brian L. Klemsz
Title:	President

AAEX ACQUISITION CORP.

Per:	/s/ Brian L. Klemsz
Name:	Brian L. Klemsz
Title:	President